THERMON EXPANDS ELECTRIC HEATER OFFERING
THROUGH ACQUISITION OF F.A.T.I.

AUSTIN, TX / ACCESSWIRE / October 3, 2024 - Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company"), a global leader in industrial process heating solutions, today announced the acquisition of Fabbrica Apparecchiature Termoelettriche Industriali S.r.L. (“F.A.T.I.”), a manufacturer of electric heaters for industrial applications, based in Milan, Italy.
F.A.T.I. is a leading designer and manufacturer of electrical heaters and heating systems for a broad range of industrial end markets, including oil & gas, pharmaceutical, renewables, nuclear and HVAC. Since its founding nearly 80 years ago, F.A.T.I. has built a high-quality portfolio of technologically advanced and reliable solutions for the industrial electric heating market that are available in over 30 countries around the globe.
“We are excited to welcome F.A.T.I. to the Thermon family, a company with strong brand recognition in the electrical heating industry that shares our passion for providing safe, reliable, and innovative solutions to diversified markets,” commented Bruce Thames, President and CEO of Thermon. “This acquisition is highly complementary to our product portfolio and broadens our geographic footprint, further strengthening our platform and enabling us to better serve the growing global market for electrification and decarbonization solutions. The addition of F.A.T.I.’s manufacturing facility in Milan, Italy strategically expands our global manufacturing footprint, and their extensive list of European certifications and customer approvals accelerate our ability to penetrate growing markets in Europe and Asia. We look forward to partnering with the tremendous team at F.A.T.I. and utilizing our Thermon Business System to scale our business and further advance our strategy to profitably grow through decarbonization, diversification, and digitization initiatives.”
This partnership marks a significant milestone for F.A.T.I., as it allows us to leverage Thermon’s extensive resources and global reach to further enhance our product offerings and better serve our customers worldwide,” said Enrico Terruzzi, General Manager of F.A.T.I. “Thermon shares our values and commitment to innovation and excellence, and we are confident that this combination will enhance our ability to drive growth and deliver exceptional value to our clients.”
F.A.T.I realized revenue of over 12 million euro in the calendar year ended December 31, 2023. purchase price of 12.5 million euro, subject to customary adjustments, was funded with cash on hand.

About Thermon
Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

CONTACT:

Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com
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